Wachovia Mortgage Corporation
Corporate Mortgage Services Division
NC1087
401 South Tryon Street, 22nd Floor
Charlotte, NC 28288
Toll Free 866 642-9405

WACHOVIA

Management Assertion

As of and for the year ended December 31, 2005, Wachovia Mortgage Corporation complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for the same period, Wachovia Mortgage Corporation had in effect a fidelity bond in the amount of $200 million from January 1, 2005 through May 31, 2005 and $250 million from June 1, 2005 through December 31, 2005 and an errors and omissions policy in the amount of $20 million from January 1, 2005 through August 31, 2005 and $25 million from September 1, 2005 through December 31, 2005.

/s/ C.D. Davies	March 15, 2006
C.D. Davies, President/	Date
Chief Executive Officer

/s/ Debbie Craig	March 15, 2006
Debbie Craig, Senior Vice President	Date
Chief Financial Officer

/s/ Tim Schuck	March 15, 2006
Tim Schuck, Vice President	Date
Director of Servicing